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                          DESCRIPTION OF CAPITAL STOCK

General

                  The Company's authorized capital stock consists of 50,000,000 shares of Common Stock, no par value, and 2,000,000 shares of undesignated Preferred Stock. As of August 10, 1996 there were 12,931,885 shares of Common Stock outstanding. No Preferred Stock was outstanding.

Common Stock

                  Subject to preferences that may be applicable to any Preferred Stock outstanding at the time, the holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the Board of Directors may from time to time determine. Each shareholder is entitled to one vote for each share of Common Stock held. The Company's shareholders may each cumulate their votes for the election of directors so long as at least one shareholder has given notice at the meeting prior to the voting of that shareholder's intention to cumulate his votes. The Common Stock is not entitled to preemptive rights and is not subject to redemption. In the event of liquidation, dissolution or winding-up of the Company, and subject to the rights of the holders of outstanding shares of Preferred Stock, if any, the holders of the Common Stock are entitled to receive pro rata all of the remaining assets of the Company available for distribution to its shareholders. All shares of Common Stock that are currently outstanding are fully paid and nonassessable.

Preferred Stock

                  2,000,000 shares of Preferred Stock are authorized, all of which are undesignated. The Board of Directors is authorized, subject to any limitations prescribed by California law, to provide for the issuance of the undesignated Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix or alter the rights, preferences and privileges of the shares of each wholly unissued series and any restrictions thereon, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding) without any vote or action by the shareholders. The authority of the Board of Directors with respect to each series of Preferred Stock includes the determination of the dividend rights, voting rights, conversion rights, rights on dissolution and any other rights, preferences, privileges or restrictions of the shares of such series.

Transfer Agent and Registrar

                  The Transfer Agent and Registrar of the Common Stock is American Stock Transfer & Trust Company in Brooklyn, New York.



                                   EXHIBIT 99(b)